Exhibit 99.1

News Release                                    For Immediate Release

April 9, 2003
Greenville First Bank, NA                       For Additional Information
112 Haywood Road                                Contact:  Jim Austin
Greenville, SC  29607                           Phone:    (864) 679-9070

Greenville First Bank Experiences Rapid Growth in Earnings

Greenville, S.C., April 9, 2003 - - Greenville First Bancshares, Inc. (OTC Bulletin Board: GVBK), holding company for Greenville First Bank, NA today reported results for the first quarter ending March 31, 2003.


Net income for the first three months of 2003 was $167 thousand or $.14 per share compared to $43 thousand or $.04 per share for the same period last year. Net income before income tax for the quarter ending March 31, 2003 was $269 thousand or an increase of $226 thousand or 529%. In the first quarter of 2003, the Bank recorded income tax expense of $102 thousand. During 2002, the Bank utilized prior year tax losses to offset income tax expense.


Net interest income in first quarter of 2003 was $1.3 million compared to $944 thousand in the same 2002 period. Other income in 2003 was $147 thousand or an increase of $44 thousand. The Bank's general and administrative expenses in 2003 were $917 thousand or an increase of $113 thousand.


Art Seaver, President and CEO stated, "I am pleased to report that 2003 is off to a tremendous start. Our quarterly pretax earnings improved 529% over the same period last year and our total assets have grown to $180.0 million." Mr. Seaver also noted that, "the efficiencies of the Greenville First model are clearly evident as the significant growth in earnings and the balance sheet have occurred with only a 14% increase in operating expenses."

During the quarter, loans and total assets increased $9.6 million to $157.8 million and $180.0 million, respectively at March 31, 2003. Deposits increased $3.5 million to $137.1 million at quarter end, while other borrowing increased $5.8 million to a quarter end total of $30.5 million.

The Bank recorded a $300 thousand provision for loan loss in the first quarter of 2003, which was an increase of $100,000 compared to the same period in 2002. Mr. Seaver stated, "the additional provision allowed the Bank's allowance for loan losses to increase from 1.22% at December 31, 2002 to 1.33% at March 31, 2003."

Greenville First began operations January 10, 2000 and operates in a single location at 112 Haywood Road. The closing stock price for Greenville First Bancshares on March 31, 2003 was $14.0 per share. Additional financial data is available on the Bank's web site at www.greenvillefirst.com


Contacts:
--------

Art Seaver
President
Chief Executive Officer
(864)679-9010


Fred Gilmer
Senior Vice President
Public Relations
(864)679-9015

Jim Austin
Senior Vice President
Chief Financial Officer
(864)679-9070



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Greenville First Bancshares, Inc.

 Financial Data
---------------------------------

                                                                                  Quarters ended
                                                          -----------------------------------------------------------
                                                              March 31,             December 31,          March 31,
                                                          ----------------        ----------------    ---------------
                                                                2002                  2002                 2003
 Operations:

 Interest income                                          $  1,790,358            $  2,256,804        $  2,231,029
 Interest expense                                              846,180                 877,602             891,950
                                                          ------------            ------------        ------------
   Net interest income                                         944,178               1,379,202           1,339,079
 Provision for loan loss                                       200,000                 330,000             300,000
 Other income                                                  102,949                 155,954             147,153
 General & administrative expenses                             804,314                 876,314             916,998
                                                          ------------            ------------        ------------
 Income before tax                                              42,813                 328,842             269,234
 Income tax expense                                                  -                       -             102,307
                                                          ------------            ------------        ------------
 Net income                                               $     42,813                 328,842             166,927
                                                          ============            ============        ============

 Diluted earnings per share                               $       0.04                    0.28                0.14

 Weighted shares outstanding-diluted                         1,150,000               1,182,404           1,222,702

 Financial Condition:

 Loans                                                    $108,359,438             148,079,012         157,753,883
 Investments                                                21,496,880              15,538,926          15,382,570
 Total assets                                              133,751,613             170,357,662         180,003,875
 Deposits                                                  119,066,042             133,563,270         137,097,154
 Other borrowings                                            3,000,000              24,607,000          30,453,000
 Equity                                                      9,463,183              10,231,789          10,390,976

 Book value per share                                             8.23                    8.90                9.04

 Ratios:

 Loans to deposits                                               91.01%                 110.87%             115.07%
 Loans to deposits & borrowings                                  88.77%                  93.62%              94.15%
 Allowance for loan loss                                          1.26%                   1.22%               1.33%
 Equity to assets                                                 7.08%                   6.01%               5.77%
 Risk based capital (Bank only)                                  10.30%                  10.39%              10.25%
 Efficiency                                                      76.72%                  57.08%              61.83%

 Yields:

 Investment                                                       4.50%                   3.95%               3.62%
 Loans                                                            6.15%                   5.79%               5.47%
 Earning assets                                                   5.90%                   5.59%               5.29%
 Deposits                                                         2.98%                   2.27%               2.22%
 FHLB advance                                                     3.41%                   2.45%               2.25%
 Other borrowing                                                  2.40%                   2.05%               1.81%
 Interest-bearing liabilities                                     2.98%                   2.28%               2.09%

 Loan to deposit spread                                           3.17%                   3.52%               3.25%
 Net interest margin                                              2.92%                   3.31%               3.20%
 Net yield on earning assets                                      3.10%                   3.42%               3.18%

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